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                                 EXHIBIT 10(B)

                           CNB FINANCIAL CORPORATION
                 Form 10-K For The Year Ended December 31, 2002
                               Material Contracts

                     FORM OF EXECUTIVE EMPLOYMENT CONTRACT

      MADE this _____ day of August 2001, by and between CNB FINANCIAL CORPORATION, a Pennsylvania business corporation and COUNTY NATIONAL BANK, a national banking institution, with principal office at One South Second Street, P.O. Box 42, Clearfield, Pennsylvania, 16830, (hereinafter collectively referred to as "CNB");
                             A        N        D

      JOSEPH B. BOWER, JR., an adult individual, residing at RD 2, Box 45b, Clearfield, Pennsylvania, 16830, (hereinafter "MR. BOWER").

      WHEREAS, MR. BOWER has been employed by CNB as a Senior Executive for some time; and

      WHEREAS, MR. BOWER currently serves as CNB Financial Corporation's Treasurer and as the Senior Vice President and CFO of CNB;

      WHEREAS, the parties desire to memorialize their contractual relation in writing.

                                NOW WITNESSETH:

      The parties for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

      1. EMPLOYMENT: CNB will employ MR. BOWER as its Treasurer and Senior Vice President and CFO, and MR. BOWER agrees to serve in those capacities. MR. BOWER promises that during the term of this Agreement he shall dedicate his full time, attention and energies to his employment with CNB. MR. BOWER further promises that he will report to CNB's President & CEO and its Executive Vice President & Cashier and COO, carry out their and the Board of Directors' decisions and otherwise abide by and enforce the policies of CNB.
      MR. BOWER shall also perform such other reasonable duties as may hereafter be assigned to him by CNB consistent with his abilities and position, including but not limited to services to CNB's parent CNB Financial Corporation and its other subsidiaries.
      MR. BOWER will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.
      MR. BOWER also recognizes that CNB's success and recognition depend on his involvement with charitable and social organizations. In this regard, MR. BOWER agrees to engage in such social and charitable activities or organizations as are consistent with his personal responsibilities and with his position with CNB.
      MR. BOWER shall also comply with all other CNB procedures and polices now or hereafter in effect.
      MR. BOWER further agrees that he and the members of his family shall comport themselves at all times in a manner that reflects upon CNB in a positive fashion.

      2. TERM: The term of this Agreement shall be for three (3) years commencing on January 1, 2001, and ending on December 31, 2003, unless terminated sooner pursuant to the other provisions of this Agreement.
      CNB, at its option, may extend this contract for additional terms of one
(1) year by giving written notice of its intent within thirty (30) days of each annual anniversary of this agreement. MR. BOWER will then have thirty (30) days to accept or reject said extension in writing.

      3. COMPENSATION: MR. BOWER shall be paid a base salary to be established annually by the Board of Directors. MR. BOWER shall also receive such annual increases, stock, stock options and bonuses as may from time to time be awarded by the Board of Directors.
      CNB will also provide MR. BOWER with a family membership at the Clearfield-Curwensville Country Club.

      4. OTHER BENEFITS: MR. BOWER shall also participate in CNB's retirement plan, health insurance plan, life insurance plan and receive such other benefits as CNB from time to time may provide to its employees.
      MR. BOWER shall also be entitled to vacation, leave for illness and so forth as now or hereafter granted by CNB's personnel policies.

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      5.    CONFIDENTIAL INFORMATION: MR. BOWER acknowledges and agrees that as an inducement to CNB to employ him and enter this written contract with him, that he shall not disclose, directly or indirectly, intentionally or unintentionally, during the term of this contract or at any time after its termination, any of CNB's proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development or other information of a confidential nature (hereinafter referred to as "Confidential Information"), whatsoever regarding CNB without first obtaining the prior, written consent from CNB's President & CEO that such disclosure is authorized. Communications with CNB's employees, customers and business relations are excepted from the foregoing prohibition during the term of this Agreement to the extent that such communications are consistent with MR. BOWER's duties.
      Confidential Information shall include all information recorded, memorialized or communicated in any form whether written, printed, verbal, video, electronic, magnetic, digital or otherwise.
      Upon termination of this contract for any reason, MR. BOWER promises that he shall promptly return to CNB or its designated representative any Confidential Information, keys, credit cards, or other property, in his possession.
      MR. BOWER further promises that he will not take, keep, or record copies, duplications or reproductions of the Confidential Information or other property subject to this Agreement after termination of this Agreement.

      6. COVENANT NOT TO COMPETE: As additional consideration to CNB for entering this Agreement, and for granting the severance benefits described in paragraph 7 below which are a new benefit, MR. BOWER covenants that he shall not compete against CNB, its parent, affiliates or subsidiaries, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of CNB, or starting his own business which would compete directly or indirectly with CNB, or have a material interest in any business, corporation, partnership, LLC, savings and loan, bank or other venture which competes directly or indirectly with CNB either while he is employed by CNB or for a period of three (3) years following the date on which MR. BOWER is last employed by CNB. For the purpose of defining and enforcing this covenant, CNB's competitors will be identified at the time it seeks enforcement of this covenant. This determination shall be based on CNB's market area and CNB's plans for expansion or acquisition into other market areas at the time enforcement of this covenant is sought.
      The parties also agree that indirect competition shall include the instances stated above but involving MR. BOWER's spouse, children or in-laws.
      The parties further agree that MR. BOWER's covenant not to compete shall apply in the event of his regular retirement or voluntary termination of his employment hereunder. MR. BOWER agrees in this regard that the security provided by this agreement is adequate consideration for his covenant not to compete.

      7. SEVERANCE PAY: If MR. BOWER's employment is terminated without cause, whether or not a change in control of CNB has occurred, MR. BOWER shall be entitled to severance benefits equal to 2.99 times his base salary for the year in which his employment ends. "Base Salary" does not include bonuses, options and so forth. This severance pay shall be tendered to MR. BOWER in cash within 30 days following the end of his employment with CNB. MR. BOWER shall also be entitled to this severance pay if he voluntarily terminates his employment with CNB after a change in control for any of the following reasons:

            A.    Reduction in title or responsibilities;

            B. Assignment of duties or responsibilities inconsistent with MR. BOWER's status as Treasure, Senior Vice President & CFO;

            C.    A reduction in salary or other benefits; and, or,

            D. Reassignment to a location greater than 25 miles from the location of MR. BOWER's office on the date of change and control.

For the purposes of this Agreement, a "change in control" shall include but not be limited to the following:

            1. Sale of all or substantially all of CNB's or CNB Financial Corporation's stock;

            2. Sale of all or substantially all of CNB's or CNB Financial Corporation's assets;

            3. Acquisition by a third party or group acting in concert of stock sufficient to elect a majority of directors to the Board of CNB or CNB Financial Corporation; or,

            4. Ownership of more than 50% of CNB Financial Corporation stock by a single person or entity or more than one person or entity acting as a group.

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      8.    TERMINATION: This Agreement may be terminated on the occurrence of any of the following events and if terminated under this paragraph, MR. BOWER shall not be entitled to severance benefits under Paragraph 7:

            A. The execution of a written agreement between CNB and MR. BOWER to terminate this Agreement;

            B.    MR. BOWER's death;

            C.    MR. BOWER's breach of any term or condition of this Agreement;

            D. MR. BOWER's failure or refusal to comply with such reasonable policies, directions, standards and regulations that CNB may establish from time to time;

            E. MR. BOWER's inability to fully and competently perform his duties hereunder for a period of 180 continuous days due to physical, mental or psychological illness, injury or condition; or,

            F. MR. BOWER ceases to qualify for his offices and responsibilities under this Agreement pursuant to any statute or regulation, now or hereafter issued by the United States of America, the Federal Reserve, the Office of the Comptroller of Currency or other regulatory agency or body duly invested with authority over CNB, its parent or affiliate(s).

      9. NOTICES: All notices or communications required by or bearing upon this Agreement or between the parties shall be in writing and sent by First Class Mail to the parties as follows unless otherwise specified above:

      CNB Financial Corporation                      Joseph B. Bower, Jr.
      County National Bank                           RD 2, Box 45b
      Attention:  Chairman of the Board              Clearfield, PA  16830
      One South Second Street, P.O. Box 42
      Clearfield, PA  16830

      10. NON-ASSIGNMENT: The parties acknowledge the unique nature of services to be provided by MR. BOWER under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to CNB's Board of Directors and customers. Therefore, the parties agree that MR. BOWER may not assign this Agreement.

      11. ARBITRATION: The parties agree that all disputes or questions arising under this Agreement or because of their employment relationship shall be submitted to arbitration by three (3) arbitrators. Each party shall select one (1) arbitrator, and then those two (2) arbitrators shall select a third (3) arbitrator. The arbitrators' decision need not be unanimous. Arbitration shall be conducted at a private location in Clearfield County convenient to the parties. The arbitrators must reach and give notice of their decision within five (5) days after completion of an arbitration. The Pennsylvania Uniform Arbitration Act, 42 Pa.C.S.A. Sections 7301 et sec. shall govern arbitrations hereunder. CNB shall compensate the arbitrators and stenographer if used. CNB shall also pay for the arbitration room. Each party shall pay their attorney fees and other costs.

      12.   GENERAL PROVISIONS:

            A.    This Agreement shall be governed by the laws of Pennsylvania;

            B. In construing or interpreting this Agreement, "CNB" and "MR. BOWER" shall mean, wherever applicable, the singular or plural, the masculine or the feminine, individual, individuals, partnership or corporation, as the case may be;

            C. This Agreement represents the sole agreement of the parties on these subjects and supersedes all prior communications, representations and negotiations, whether oral or written;

            D. This Agreement can only be modified or amended by the prior written consent of both parties hereto;

            E. Jurisdiction and venue shall rest in the Court of Common Pleas of Clearfield, Pennsylvania, for all suits, claims and causes of action whatsoever;

            F. Failure by either party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that party's rights or remedies, nor shall a party's failure to demand strict compliance

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            with the terms and conditions of this Agreement prohibit or estop that party from insisting upon strict compliance in the future; and

            G. The parties deem that the terms of this Agreement are unique, and in addition to their other rights and remedies at law, and at equity, either party shall have the right to specifically enforce the terms of this Agreement.

            H. This Agreement shall bind the parties' heirs, successors, representatives, related corporations and assigns.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above for the purposes herein contained.


CNB FINANCIAL CORPORATION                   MR. BOWER

By:
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     President                             Joseph B. Bower, Jr.

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     Secretary

COUNTY NATIONAL BANK

BY:
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     President

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     Secretary